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                                                                      Exhibit 99

[DUSA LOGO]
INNOVATION IN PHOTODYNAMIC THERAPY

DUSA Pharmaceuticals, Inc.
For Release at 8:30 a.m.

               DUSA REPORTS INITIATION OF PHASE II PILOT STUDY OF
                       LEVULAN(R) PDT FOR THE TREATMENT OF
                   HIGH-GRADE DYSPLASIA IN BARRETT'S ESOPHAGUS

Wilmington, Massachusetts June 8, 2004. DUSA Pharmaceuticals, Inc. (NASDAQ NMS:
DUSA) today announced the initiation of a pilot Phase II clinical trial for the treatment of high-grade dysplasia (HGD) within Barrett's Esophagus (BE), using Levulan(R) (ALA, or aminolevulinic acid) photodynamic therapy (PDT). This single site U.S. trial is being carried out in order to gather pilot treatment data using DUSA's proprietary new endoscopic light delivery system.

Independent investigator studies have reported that orally administered ALA followed by red laser light selectively treats the epithelial (lining) layer of the esophagus, making it effective in ablating HGD without causing strictures (circumferential scarring) or prolonged skin photosensitivity. In DUSA's earlier small clinical trial on the removal of HGD in BE using Levulan PDT, patients received 60 mg/kg Levulan orally, followed 4 to 6 hours later by 200 J/cm2 of red laser light delivered through a clear balloon catheter. Of the 5 (of 6) patients that have been followed for a median of 12 months after the last Levulan PDT treatment (with an average of 2 treatments per patient), complete ablation of HGD was seen in all of them (100%), with no strictures reported.

In the new pilot Phase II clinical trial, at least 8 patients with HGD will receive 60 mg/kg Levulan orally, followed 4 to 6 hours later by 150 J/cm2 of 635 nm of red laser light delivered using DUSA's proprietary new endoscopic sheath device. The DUSA sheath device was designed in order to allow direct visualization of the target area for optimal placement of the light-carrying fiber optic. The design is also meant to deliver light evenly and circumferentially, all with only a single insertion of the endoscope. This compares with current methods of light delivery involving balloon catheterization which require multiple endoscope insertions and imprecise light placement.

Barrett's esophagus is an acquired condition affecting up to 700,000 patients in the United States, in which the normal esophageal lining is replaced by an abnormal lining that can then become dysplastic. Patients with confirmed high-grade dysplasia (HGD) often undergo major surgery to remove the affected portion of the esophagus. An alternative medical treatment for these patients using PDT was recently approved by the FDA. The approved drug, porfimer sodium (Photofrin(R), Axcan Pharmaceuticals), was effective in Phase III clinical trials, but was associated with skin photosensitivity for up to 4 to 6 weeks, and strictures resulting in the need for repeated esophageal dilatation in 38% of the patients.

Stuart L. Marcus, MD, Ph.D., DUSA's CSO and CMO, stated "Published independent studies and DUSA's earlier small study have suggested a significant and prolonged effect of ALA PDT on dysplasia within BE. DUSA's new study will gather pilot treatment data using Levulan and DUSA's proprietary new endoscopic light delivery system, which

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we believe could lead to a simple, safe and effective treatment for this dangerous condition."

DUSA Pharmaceuticals, Inc. is a biopharmaceutical company engaged primarily in the development and marketing of Levulan Photodynamic Therapy (PDT) and Photodetection (PD) for multiple medical conditions, with a primary focus on dermatology. PDT and PD utilize light-activated compounds to induce a therapeutic or detection effect. DUSA is a world leader in topically or locally applied PDT and PD. DUSA maintains offices in Wilmington, MA, Valhalla, NY and Toronto, Ontario.

Except for historical information, this news release contains certain forward-looking statements that involve known and unknown risk and uncertainties, which may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the statements made. These forward-looking statements relate to the planned drug and light device doses patients will receive in the trial, the expectation for receipt of data and the belief regarding the treatment. Such risks and uncertainties include, but are not limited to, action by regulatory authorities, enrollment opportunities, clinical trial results, reliance on third-party manufacturers and devices, and other risks identified in DUSA's SEC filings from time to time, including its Form 10-K for the year ended December 31, 2003.

For further information contact: D. Geoffrey Shulman, MD, President & CEO or Shari Lovell, Director, Shareholder Services Tel: 416.363.5059
Fax 416.363.6602 or visit www.dusapharma.com